PRESS RELEASE

PARAGON OFFSHORE RECEIVES CONTINUED LISTING
STANDARDS NOTICE FROM NYSE

HOUSTON, August 7, 2015 - Paragon Offshore plc (“Paragon”) (NYSE: PGN) today announced that it had received a letter from The New York Stock Exchange (the “NYSE”) notifying it that, for 30 consecutive trading days, the price for Paragon’s common shares was below the minimum $1.00 per share requirement for continued listing on the NYSE under Item 802.01C of the NYSE’s Listed Company Manual. This notice does not have an immediate effect on the listing of Paragon’s common shares, and Paragon’s common shares will continue to trade on the NYSE under the symbol “PGN.”

Paragon has 180 days, or until February 8, 2016, to regain compliance with the NYSE’s minimum share price requirement. Paragon can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period Paragon’s common shares have a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of such month. Notwithstanding the foregoing, if Paragon determines that it must cure the price condition by taking an action that will require approval of its shareholders, Paragon may also regain compliance by: (i) obtaining the requisite shareholder approval by no later than Paragon’s next annual meeting, and (ii) implementing the action promptly thereafter; provided that the price of Paragon’s common shares promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. In the event Paragon receives notice that its common shares are being delisted, the NYSE’s rules permit Paragon to appeal any delisting determination by the NYSE’s staff to a hearings panel.
Paragon intends to maintain the listing of its common shares on the NYSE and will consider all available options to regain compliance with the NYSE’s continued listing standards.
Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding the future price of Paragon’s common shares, intention and/or ability to maintain the listing of its common shares on the NYSE, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the "Risk Factors" section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon’s most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
For additional information, contact:
For Investors        Lee M. Ahlstrom
& Media:         Senior Vice President - Investor Relations, Strategy and Planning
+1.832.783.4040